UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018

WAGEWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Park Place, 4th Floor San Mateo, California		94403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 577-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Joseph L. Jackson as Executive Chairman and Director

On September 6, 2018, Joseph L. Jackson resigned from his positions as Executive Chairman and Class III director of the Board of Directors (the “Board”) of WageWorks, Inc. (the “Company”). Mr. Jackson’s resignation as Executive Chairman and Board member is not the result of any material disagreement with the Company relating to the Company’s operations, policies or practices.

In connection with his employment resignation from the Company, the compensation committee of the Board (the “Compensation Committee”) determined that if Mr. Jackson signs and does not revoke a release of claims with the Company and continues to comply with his restrictive covenants, he shall receive on the date of his resignation the severance and other termination benefits otherwise payable to him on December 31, 2018 on a voluntary resignation pursuant to his existing Fourth Amended and Restated Employment Agreement between the Company and Joseph L. Jackson, dated April 17, 2017, as amended on April 5, 2018 (the “Employment Agreement”), which agreement is filed as Exhibit 10.1 to the Report on Form 8-K filed with the SEC on April 21, 2017, and which amendments are described on Form 8-K filed with the SEC on April 5, 2018. These payments and benefits, which commenced on September 6, 2018, are: (i) 2017 Annual Performance Bonus of $700,000 payable following the completion of the audit and the filing of the restated financials, (ii) the achieved portion of the performance restricted stock unit award granted to Mr. Jackson on February 18, 2015 (the “2015 PSU”) payable following the completion of the audit, the filing of the restated financials, or the Company’s next filing of a registration statement on Form S-8, whichever is later, (iii) his base salary for a total period of eighteen (18) months at the annualized rate in effect for him at the time of his termination, (iv) continued medical care coverage for a period of eighteen (18) months under the Company’s group health care plans pursuant to applicable COBRA provisions, (v) vesting in the portion of his unvested options that are subject solely to time-based vesting, that otherwise would vest had he completed an additional 18 months of continued employment, (vi) vesting in the portion of his performance equity awards (other than the 2015 PSU), that otherwise would vest based on actual achievement of the applicable performance metrics as determined by the Compensation Committee, multiplied by a fraction where the numerator is the total number of calendar days between the beginning of the applicable performance period relating to the applicable performance equity award and the date of his termination date and the denominator is the total number of days in the applicable performance period, with such vesting to occur upon the Company’s next filing of a registration statement on Form S-8, or the date the Compensation Committee certifies achievement for the applicable performance period, whichever is later, (vii) his cash retention bonus of $300,000 and (viii) the exercise period of his then-vested and outstanding stock options shall be extended until the later of (x) ninety (90) days following the termination date or (y) ninety (90) days following the Company’s next filing of a registration statement on Form S-8, in all cases, subject to earlier termination in connection with a change in control or similar event in accordance with the applicable equity plan.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 21, 2017 and incorporated herein by reference, and the amendments described on our Current Report on Form 8-K filed with the SEC on April 5, 2018.

Appointment of Stuart C. Harvey, Jr. as Executive Chairman and Director

In connection with Mr. Jackson’s resignation from his position as Executive Chairman of the Company, the Board appointed Stuart C. Harvey, Jr. as Executive Chairman on September 6, 2018, effective as of September 10, 2018 (the “Start Date”). Additionally, the Board appointed Mr. Harvey to serve as a member of the Board, effective as of September 10, 2018. Mr. Harvey will serve as a Class III director, with a term expiring at the Company’s 2018 annual meeting of stockholders.

Mr. Harvey has served as the Chairman of Paysafe Group, a multinational payments company, since April 2018. Prior to joining the Company, Mr. Harvey served as the President and Chief Operating Officer of Piper Jaffray Companies. In this role, he led the operations of the firm’s global investment banking, equities, public finance, fixed income and asset management businesses. Mr. Harvey rejoined Piper Jaffray in 2015 as a partner in its merchant banking group, having previously served as a managing director at Piper Jaffray in its investment banking group from 1993 to 2003. From 2010 to 2013, Mr. Harvey served as the Chairman, CEO and President of Ceridian Corporation, a provider of human capital management software and services. In 2013, he became the Chairman, CEO and President of Comdata, Inc., a subsidiary that was split off by Ceridian that managed fleet and corporate card payments and services, while continuing to serve as

Executive Chairman of Ceridian. Mr. Harvey also serves on the board of directors of Trustwave Holdings, Inc. and the board of trustees of Saint John’s University. There are no arrangements or understandings between Mr. Harvey and any other persons pursuant to which he was selected as Executive Chairman and a member of the Board. There are also no family relationships between Mr. Harvey and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Harvey that are reportable pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Harvey’s appointment as Executive Chairman, Mr. Harvey will be paid a base salary at the annualized rate of $300,000, will be eligible to receive a cash bonus at a target amount of 100% of Mr. Harvey’s base salary, subject to a pro-rated amount of $100,000 for fiscal 2018. The Company will pay to Mr. Harvey on a monthly basis the first $2,500 per month for reasonable and substantiated costs for Mr. Harvey’s meals and lodging in Atlanta, GA for the first 12 months of his employment. Mr. Harvey will additionally receive an equity award of (i) a one-time grant of an option to purchase 75,000 shares of the Company’s common stock (the “Option”) at an exercise price per share equal to the closing price per share of the Company’s common stock on the date the Option is granted, and (ii) a one-time grant of 15,000 restricted stock units (the “RSU Award”) (each, an “Equity Award”). Each Equity Award will be granted on the first trading day following the Company’s next filing of a registration statement on Form S-8 and shall vest 50% of the Equity Award on the one-year anniversary of the Start Date and the remaining 50% of the Equity Award on the two-year anniversary of the Start Date, subject to Mr. Harvey’s continued service with the Company through the applicable vesting date. In addition, if, during the period beginning on the date we execute a definitive agreement for a “change in control” (as defined in the Company’s 2010 Equity Incentive Plan) and ending on the date that is 24 months following the closing date of such change in control (such period, the “Change in Control Period”), Mr. Harvey has an “involuntary termination,” then subject to an effective release of claims and his continued compliance with his restrictive covenants, 100% of each Equity Award shall vest pursuant to an accelerated vesting provision. If, outside of the Change in Control Period, Mr. Harvey has an “involuntary termination,” then subject to an effective release of claims and his continued compliance with his restrictive covenants, he is entitled to accelerated vesting of (i) the portion of his Option that otherwise would vest had he completed an additional twelve (12) months of continued employment and (ii) the portion of his RSU Award that otherwise would vest had he been vesting monthly in the RSU Award over the full twenty-four (24) month vesting period, less any restricted stock units that previously vested under the RSU Award. The Company entered into an employment letter with Mr. Harvey memorializing the terms set forth herein. The foregoing description of Mr. Harvey’s employment letter does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Resignation of Mariann Byerwalter as Director

On September 6, 2018, Mariann Byerwalter resigned from her position as a Class II director of the Board of the Company due to family reasons. Ms. Byerwalter was a member of the Company’s audit committee of the Board (“Audit Committee”).

Ms. Byerwalter was appointed a member of the Company’s Board in May 2010. Ms. Byerwalter’s resignation is not the result of any material disagreement with the Company relating to the Company’s operations, policies or practices.

In addition, the Company announced that the Board is actively searching for an independent board member who will have the right skill set to complement the current Board.

Item 9.01	Financial Statements and Exhibits.

Exhibits	Description of Exhibits
99.1	Registrant’s press release dated September 12, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAGEWORKS, INC.

Dated: September 12, 2018	By:	/s/ Ismail Dawood
	Name:	Ismail Dawood
	Title:	Interim Chief Financial Officer